EXHIBIT 3.16

OPERATING AGREEMENT

OF

M&FC HOLDING, LLC

THIS OPERATING AGREEMENT is made as of the 22nd day of March, 2002, by BTR, Inc., a Delaware corporation with a place of business at 33 Commercial Street, Foxboro, Massachusetts 02035 (the “Member”).

W I T N E S S E T H:

WHEREAS, M&FC Holding, LLC (the “Company”) was formed as a Delaware limited liability company on March 22, 2002 pursuant to a Certificate of Conversion, converting the Company from M&FC Holding Company, Inc., a Delaware corporation, and a Certificate of Formation filed with the Secretary of the State of Delaware on that date; and

WHEREAS, the Member wishes to set forth the terms upon which it will conduct the business and affairs of the Company;

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member agrees as follows:

ARTICLE I

Definitions

As used in this Agreement, the following terms shall have the following meanings:

1.01.                        “Act” means the Delaware Limited Liability Company Act, as amended from time to time.

1.02.                        “Agreement” means this Operating Agreement, as amended or restated from time to time.

1.03.                        “Available Cash” means, at the time of determination, cash, demand deposits and short-term marketable securities owned by the Company, reduced by such amounts as the Member deems reasonable in order to provide for any anticipated expenditures or liabilities of the Company reasonably known in amount, including, without limitation, reserves for replacements and capital improvements.

1.04.                        “Capital Account” means, the Capital Account established and maintained for the Member pursuant to Section 3.05.

1.05.                        “Capital Contribution” means (a) the stock ownership held by the Member in M&FC Holding Company, Inc., a Delaware corporation, which consists of all of the issued and outstanding shares of M&FC Holding Company, Inc.; and (b) any cash, property or services (or a promissory note or other obligation to contribute cash or property or to perform services) which is contributed to the Company by a Member in its capacity as a Member.

1.06.                        “Capital Transaction” means any transaction which results in the dissolution and liquidation of the Company.

1.07.                        “Certificate” means the Certificate of Conversion and the Certificate of Formation of the Company filed with the Secretary of State of Delaware under the Act, as amended from time to time.

1.08.                        “Code” means the Internal Revenue Code of 1986, as amended, and the corresponding provisions of any successor statute.

1.09.                        “Company” means the limited liability company formed upon the filing of the Certificate and operated pursuant to this Agreement, as constituted from time to time.

1.10.                        “Event of Dissociation” means (i) the Bankruptcy (within the meaning of Section 18-304 of the Act), expulsion or dissolution of the Member; (ii) the cessation of the Member’s membership in the Company by reason of the Transfer of its entire Interest to a transferee who is admitted as a substitute Member; or (iii) any other event that terminates the continued membership of the Member in the Company.

1.11.                        “Fiscal Year” means the fiscal year beginning April 1 and ending March 31.

1.12.                        “Interest” means the Member’s entire ownership interest in the Company, including its share of the profits and losses of the Company and its right to receive distributions of the Company’s assets.

1.13.                        “Member” means the person or entity who, at the time of reference thereto, has been admitted to membership in the Company and who has not experienced an Event of Dissociation.

1.14.                        “Net Proceeds” means, with respect to any Capital Transaction, the amount of proceeds remaining after (i) payment of the debts and liabilities of the Company then due, including debts and liabilities to the Member, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities to the Member for distributions under Section 18-601 or Section 18-604 of the Act; and (ii) establishment of any reserves that the Member deems reasonably necessary for any anticipated, contingent or unforeseen liabilities or obligations of the Company arising out of, or in connection with, the conduct of the business of the Company.

1.15.                        “Taxable Income” or “Tax Losses” means the income or loss of the Company for each Fiscal Year as determined for Federal income tax purposes.

1.16.                        “Transfer” means any voluntary or involuntary (by court order or otherwise) sale, gift, assignment, transfer, pledge, hypothecation, encumbrance or other disposition of any portion or all of the Interest owned by the Member.

ARTICLE II

Formation

2.01.                        Business; Powers.  The business of the Company is to carry on any business, purpose or activity that may lawfully be carried on by a limited liability company under the Act.  The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of its business, purposes or activities.

2.02.                        Principal Place of Business.  The principal place of business of the Company is 1105 North Market Street, Wilmington, Delaware, or such other location as the Member may determine from time to time.  The Company may maintain such other offices at such other places within and without the State of Delaware as the Member deems advisable or as required by law.

2.03.                        Term.  The term of the Company commenced on March 22, 2002, the date on which the Certificate was filed with the Secretary of the State of Delaware, and unless sooner terminated in the manner provided in Section 8.01, shall have perpetual duration.

2.04.                        Name.  The name of the Company is M&FC Holding, LLC.  The business of the Company may be conducted, upon compliance with all applicable laws, under any other name determined by the Member.

2.05.                        Agent for Service of Process.  The registered agent for service of process on the Company is The Corporation Trust Company, with an address at 1209 Orange Street, Wilmington, Delaware 19801, or such other person or authorized entity as may be designated by the Member and who is appropriately qualified to serve.

2.06.                        Qualification of Company.  The Member shall cause the Company to be qualified or registered under the limited liability company act statutes and/or other laws of any jurisdiction in which the Company owns property or transacts business if such qualification or registration is necessary in order to permit the Company lawfully to own property or transact business in that jurisdiction.

2.07.                        Tax Treatment of the Company.  The Member and the Company intend that, for so long as the Company has a single Member, the Company shall be treated as disregarded as an entity separate from the Member for U.S. federal tax purposes pursuant to Treas. Reg. Section 301.7701-3 (and for all applicable U.S. state and local tax purposes under analogous provisions of U.S. state and local tax law).  No election shall be made under Treas. Reg. Section 301.7701-3 (or under any applicable analogous provisions of U.S., state or local tax law) to treat the Company as an association taxable as a corporation for U.S. federal tax purposes (or for applicable U.S., state or local tax purposes).

ARTICLE III

The Member’s Capital and Capital Account

3.01.                        Capital Contributions of the Member.  Upon execution and delivery of this Agreement, the Member shall make an initial Capital Contribution to the Company which shall consist of its ownership of all of the issued and outstanding shares of common stock of M&FC Holding Company, Inc., a Delaware corporation, which was converted to the Company through the filing of the Certificate of Conversion and Certificate of Formation with the Delaware Secretary of State, and shall receive the Interest in the Company set forth therein.

3.02.                        Additional Capital.  The Member shall contribute to the Company such additional Capital Contributions that the Member determines to be necessary from time to time.

3.03.                        No Interest; No Return; No Distributions in Kind.  The Member shall not be entitled to receive interest on any Capital Contribution or on the Member’s Capital Account.  The Member shall not have any right to demand or receive the return of its Capital Contribution or to receive any distributions from the Company except as specifically provided in this Agreement.  The Capital Contributions of the Member shall be returned to it only in the manner and to the extent provided in this Agreement and except as provided herein, no Member has any right to receive any distribution which includes a return of any portion of the Member’s Capital Contribution.  The Member shall not be entitled to demand to receive any distribution from the Company in any form other than cash.

3.04.                        Loans by the Member.  From time to time, the Member may make loans to the Company or advance money on its behalf (but only to the extent required by the business of the Company, as determined by the Member.)  Loans shall bear interest at a rate to be determined by the Member.  Loans by the Member shall not be considered contributions to the capital of the Company and shall not increase the Capital Account of the Member.  The amount of any required payments of principal and interest with respect to any such loan or advance shall be an obligation of the Company to the Member which is payable before any distributions are made from Available Cash or from the proceeds of Capital Transactions.  Repayment of such loans shall not be deemed withdrawals from the capital of the Company.

3.05.                        The Member’s Capital Account.  The Company shall establish a Capital Account for the Member, which shall be adjusted and maintained in accordance with the provisions of Section 704 of the Code and the Treasury Regulations thereunder.  Subject in all respects to such provisions, the Capital Account of the Member shall consist of (i) the amount of cash contributed by the Member to the Company, plus (ii) the fair market value of any property contributed by the Member to the Company, net of any liabilities assumed by the Company or to which such property is subject as provided under Section 752 of the Code, plus (iii) the amount of profits, income (including tax-exempt income) or gain allocated to the Member, less (iv) the amount of losses and deductions allocated to the Member, less (v) the amount of all cash distributed to the Member, less (vi) the fair market value of any property distributed to the Member, net of any liabilities assumed by the Member or to which such property is subject as provided under Section 752 of the Code, less (vii) the Member’s share of any other expenditures which are not deductible by the Company for Federal income tax purposes or which are not allowable as additions to the basis of Company property, and (viii) subject to such other adjustments as may be required under the Code and the Treasury Regulations.

ARTICLE IV

Distributions

4.01.                        Distribution of Available Cash.  The Member may cause the Company to distribute any portion or all of the Available Cash to it as of the end of any Fiscal Year.  The Member, in its sole and absolute discretion, may cause the Company either to make more frequent distributions from any Available Cash or to make no distributions whatsoever.  Any Available Cash which the Member determines to distribute shall be distributed to the Member not later than 30 days after the Close of the Fiscal Year to which the distribution pertains.

4.02.                        Distributions of Net Proceeds of Capital Transactions or upon Dissolution.  The Net Proceeds of a Capital Transaction and from the liquidation of the assets of the Company following dissolution, after the expenses of such liquidation have been paid, shall be distributed to the Member in an amount equal to the positive balance in its Capital Account.

ARTICLE V

Transfer and Assignment

5.01.                        Transfer.

(a)                                  The Member shall have the right to Transfer its Interest in the Company or any part thereof and to confer upon a transferee the right to become a Member.

(b)                                 No transferee of any portion or all of the Interest of the Member shall have the right to become a substitute Member with respect to the Interest transferred unless and until the proposed transferee has (i) executed an instrument satisfactory to the Member accepting and adopting the terms of this Agreement; (ii) paid the Company in full for all legal, accounting and other reasonable expenses (including any filing, recording and publishing costs) incurred by the Company and its counsel in connection with any such Transfer; and (iii) furnished all information required by counsel to the Company to determine whether the proposed Transfer complies with the provisions of Section 5.03.

5.02.                        Permitted Assignment.  The Member may assign from time to time its rights to receive any portion or all of the distributions to which it may be entitled under this Agreement and any or all allocations of items of income, gain, loss, deduction, credit and other items with which it may be credited or charged hereunder; provided, however, that no such assignment shall be effective until the Member has given notice of such assignment to the Company in accordance with the provisions of Section 9.01 hereof and the Company has determined that such assignment is not prohibited under Section 5.03.  Such assignment shall not dissolve the Company, nor shall it entitle the assignee to participate in the management of the affairs of the Company or to exercise any of the rights or powers of a Member.

5.03.                        Limitation on Transfer and Assignments.  Notwithstanding anything in this Agreement to the contrary, no Transfer or assignment of an Interest shall be effective if, in the opinion of counsel to the Company (the cost of which shall be borne by the transferor), any such transfer or assignment would result in (i) the Company being classified as an association taxable as a corporation for Federal income tax purposes, or (ii) a violation of any applicable Federal or state securities or other laws or regulations.  Any Transfer or assignment shall be effected in such manner as shall, in the opinion of counsel to the Company, be necessary to maintain the continued classification of the Company as an entity that is not an association taxable as a corporation for Federal income tax purposes and compliance with all applicable laws and regulations.

ARTICLE VI

Management Rights and Duties of the Member

6.01.                        Member’s Rights.  The Member shall have exclusive and complete discretion, power and authority to manage, administer and operate the business and affairs of the Company.  The Member may appoint such officers and directors as it determines necessary.  Such officers, directors or agents may be terminated and/or appointed at any time by the Member, and the Member may specify the duties delegated to any such officer, director or agent from time to time.  The Member hereby delegates to each appointed officer and director the same authority to act for the Company as a corresponding officer or director of a Delaware corporation would have to act for a Delaware corporation.

6.02.                        Management Powers.

(a)                                  The Member shall take such action as it deems necessary to provide for and supervise the operation of the Company for the purposes set forth in Section 2.01.  The Member shall devote so much of its time to the affairs of the Company as in its judgment the conduct of the business shall reasonably require, and the Member shall not be obligated to do or perform any act or thing in connection with the business of the Company not expressly set forth herein.

(b)                                 The Member shall have the power and authority to:

(i)                                     deal in any assets, whether personal property or real property;

(ii)                                  sell, lease, exchange or convey title to, and grant options for the sale of, all or any portion of the Company’s property;

(iii)                               incur all expenditures permitted by this Agreement and reimburse itself from the Company’s funds for any reasonable and necessary expenses incurred by it in furtherance of its duties hereunder;

(iv)                              employ and dismiss from employment any and all employees, agents, independent contractors, attorneys, accountants, managing agents and consultants on behalf of the Company, provided that such services are necessary or advisable and the compensation therefor is reasonable;

(v)                                 obtain loans, secured or unsecured, for the Company, whether from the Member or from an unrelated lender, and secure the same by mortgaging, assigning for security purposes, granting a security interest in, pledging or otherwise hypothecating all or any part of the Company’s property;

(vi)                              bring or defend, pay, collect, compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Company;

(vii)                           enter into, perform and carry out any and all contracts and agreements of every kind necessary or incidental to the accomplishment of the Company’s business;

(viii)                        acquire and enter into any contracts of insurance of such types and in such amounts as the Member deems necessary and proper for the protection of the Company or for any purpose beneficial to the Company, including, but not limited to, in connection with its indemnification obligations hereunder; and

(ix)                                take such other action as may in the Member’s discretion be necessary or desirable in connection with the proper management of the business and affairs of the Company.

6.03.                        Limitation on Liability of the Member.

(a)                                  The liability of the Member to the Company shall be limited to the amount of its agreed Capital Contribution, and the Member shall have no further liability to contribute money to, or in respect of, the liabilities, losses or obligations of the Company, nor shall the Member be liable for any obligations of the Company solely by reason of being a Member of the Company.

(b)                                 The Member shall not be liable, responsible or accountable in damages or otherwise to the Company for any act performed or omitted to be performed by the Member relating to the business of the Company and reasonably believed by the Member to be within the scope of the authority granted hereby, except in the case of gross negligence, willful misconduct or fraud.  Notwithstanding anything herein to the contrary, the provisions of this Section 6.03 shall not be construed so as to relieve or attempt to relieve the Member of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law; instead, such provisions shall be construed so as to effectuate the provisions of this Section 6.03 to the fullest extent permitted by law.

(c)                                  The Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its managers, members, officers, employees or committees, or by any other person, as to matters which the Member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the members might properly be paid.

6.04.                        Indemnification.  The Company shall indemnify and hold the Member harmless from any loss, damage, liability, cost or expense, including reasonable attorneys’ fees, incurred by the Member arising out of any act or failure to act of the Member in its capacity as such and incurred in a proceeding to which the Member is a party because it is or was a Member, so long as such act or failure to act is not attributable to the Member’s gross negligence, willful misconduct or fraud.

6.05.                        Right to Rely on Authority of the Member.  In no event shall any person dealing with the Member with respect to any business or affairs of the Company be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the Member.  Every contract, agreement, deed, mortgage, deed of trust, promissory note or other instrument or document executed by the Member with respect to any property or business of the Company shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery of such instrument or document, this Agreement was in full force and effect, (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Company, and (iii) the Member was duly authorized and empowered to execute and deliver such instrument or document for and on behalf of the Company.

ARTICLE VII

Fiscal Affairs

7.01.                        Company Funds.

(a)                                  All funds of the Company shall be deposited and kept in its name in such bank or other accounts as the Member shall designate.  All receipts of the Company, including cash Capital Contributions, shall be deposited into the Company account(s).  Withdrawals from such account(s) shall be made upon such signatures as the Member shall determine.

(b)                                 The Member shall have the authority temporarily to invest any funds of the Company which are not immediately necessary to meet expenses and obligations of the Company in such interest-bearing or non-interest-bearing investments as the Member in its discretion shall determine.

7.02.                        Books and Records.

(a)                                  The Company shall maintain full and accurate books and records on a tax return basis or in accordance with generally accepted accounting principles consistently applied at all times during its continuance (except for changes in such application which are approved by the certified public accountants for the Company).  At any time and from time to time while the Company continues and until its complete liquidation, the Member or its representative may, upon reasonable notice and during reasonable business hours, fully examine and copy (at the Member’s expense) the Company’s books, records, accounts and assets.

(b)                                 The records referred to in Section 7.02(a) shall include, without limitation, (i) the full name and business address of the Member, (ii) a copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate has been executed, (iii) copies of the Company’s Federal, state and local income tax returns and financial statements for the three most recent years, (iv) copies of any then effective written operating agreements and all amendments thereto, and copies of any written operating agreements no longer in effect, and (v) any writings prepared pursuant to a requirement under this Agreement.

7.03.                        Accounting and Reports.

(a)                                  Within 120 days after the end of each Fiscal Year, the Member shall be furnished with a copy of the statement showing the profits and losses of the Company for such Fiscal Year, the Member’s Capital Account as of the end of such Fiscal Year and a copy of the detailed balance sheet of the Company as of the end of such Fiscal Year.  The Member shall be furnished with a statement showing the distributions made to the Member pursuant to Article IV of this Agreement during or in respect of such Fiscal Year.

(b)                                 As soon as reasonably practicable after the end of each Fiscal Year, but in no event later than July 1 of the next succeeding year, the Member shall be furnished with such information as shall be necessary for the preparation of its Federal, state and local income and other tax returns for that Fiscal Year.

ARTICLE VIII

Dissolution

8.01.                        Dissolution of Company.

(a)                                  The Company shall be dissolved, and its affairs wound up, upon the earliest to occur of (i) the sale, assignment or other disposition of all or substantially all of its assets; provided, however, that in the event that the Company receives notes or other evidences of indebtedness in consideration of any such sale, assignment or other disposition, the Company shall not terminate under this clause until such notes or evidences of indebtedness have been paid in full or otherwise disposed of by the Company; (ii) the written consent of the Member to dissolve the Company; (iii) under the circumstances described in Section 8.01(b); (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (v) at any time there are no Members; provided, however, that the Company shall not be dissolved under this clause if, within 90 days after the occurrence of the event that terminated the membership of the last remaining Member, the Member’s representative agrees in writing to continue the Company and to the admission of such representative (or its nominee or designee) to the Company as a Member effective as of the occurrence of the event that terminated the continued membership of the last remaining member.

(b)                                 The Member may not resign from the Company prior to the dissolution and winding-up of the Company and except as set forth in Article IV, shall not be entitled to receive any distribution from the Company in respect of its Interest prior to that time.

8.02.                        Liquidation of Assets.

(a)                                  The winding-up of the Company’s affairs and the liquidation and distribution of its assets shall be conducted exclusively by the Member or, in the event that the Member is unable or unwilling to act, by a liquidating trustee named by the Member (in either case, the “Liquidator”).  The Liquidator is hereby authorized to do any and all acts and things authorized by law to effect such winding-up, dissolution, liquidation and distribution of the assets of the Company, including, without limitation, those set forth in Section 8.02(b) and (c).

(b)                                 Upon dissolution of the Company, the assets of the Company, other than those assets that the Liquidator determines shall be distributed in kind, shall be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.  The Liquidator shall cause the certified public accountants then retained by the Company to prepare a statement setting forth the assets and liabilities of the Company as of the date of dissolution, which statements shall be furnished to the Member.

(c)                                  The Net Proceeds of the dissolution and liquidation of the Company shall be distributed to the Member as provided in Section 4.02 not later than the end of the Fiscal Year in which the dissolution and liquidation of the Company occurs or, if later, within 90 days following the date of such dissolution and liquidation.  Any reserves established for anticipated, contingent or unforeseen liabilities shall be paid over to an escrow agent selected by the Liquidator and held by such agent for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities, and, at the expiration of such period as the Liquidator deems advisable, any balance shall be distributed to the Member as provided in Section 4.02.

ARTICLE IX

Miscellaneous

9.01.                        Notices.  All notices and demands under this Agreement shall be in writing, hand-delivered or mailed by certified or registered mail, return receipt requested, or sent by nationally-utilized overnight delivery service.  Such notices and demands shall be directed to the Member at its address set forth in Schedule A and to the Company at its place of business set forth above.  All such notices and demands shall be deemed to have been given and made on the date on which hand-delivered or four days following the date on which so mailed, or one business day after the date on which sent via nationally-utilized overnight delivery service, as the case may be.

9.02.                        Amendment.  This Agreement may be modified or amended by a written instrument executed by the Member.

9.03.                        Governing Law; Validity.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its choice of law rules.  If any provision of this Agreement conflicts with any statute or rule of law of the State of Delaware or is otherwise unenforceable, such provision shall be deemed null and void only to the extent of such conflict or unenforceability, and shall be deemed separate from and shall not invalidate any other provision of this Agreement.

9.04.                        Headings, etc.  The headings in this Agreement are inserted for convenience and reference only and shall not affect the interpretation of this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the plural and the singular, and pronouns stated in the masculine shall include the feminine and the neuter.

9.05.                        Waiver.  No provision in this Agreement shall be deemed to have been abrogated or waived by reason of any failure to enforce such provision, regardless of the number of violations or breaches which may occur.

9.06.                        Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Member and, except as otherwise provided herein, to its respective administrators, legal representatives, successors and assigns.

9.07.                        Entire Agreement.  This Agreement sets forth the entire agreement of the Member with respect to the subject matter hereof and supersedes any prior agreements, understandings, representations, warranties or negotiations relating thereto, oral or written, all of which are hereby cancelled.  There are no other agreements or representations, either oral or written, express or implied, relating to the subject matter of this Agreement that are not expressly set forth in this Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Operating Agreement as of the date first above written.

BTR, INC.

By:

Its: